                                                                   EXHIBIT 99.01

               SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

     The following selected supplemental consolidated financial data should be read in conjunction with our supplemental consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this filing. The supplemental consolidated financial statements have been prepared to give retroactive effect to the merger with DII on April 3, 2000 and the merger with Palo Alto Products International on April 7, 2000, each of which has been accounted for as a pooling of interests as described in Note 2 to the supplemental consolidated financial statements. These supplemental consolidated financial statements will become our historical consolidated financial statements after financial statements covering the date of consummation of the business combinations are issued.

     The supplemental consolidated statement of operations data for each of the three years in the period ended March 31, 2000, and the supplemental consolidated balance sheet data as of March 31, 1999 and 2000, are derived from supplemental consolidated financial statements that have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this filing. The supplemental consolidated statement of operations data for the two years ended March 31, 1996 and 1997 and the supplemental balance sheet data as of March 31, 1996, 1997 and 1998 have been prepared based on the separate historical consolidated financial statements of Flextronics that have been audited by Arthur Andersen LLP, of DII that have been audited by Deloitte & Touche LLP and of Palo Alto Products International that have been audited by PricewaterhouseCoopers LLP that are not included in this filing. Historical results are not necessarily indicative of the results to be expected in the future.

                                                            FISCAL YEAR ENDED MARCH 31,
                                         ------------------------------------------------------------------
                                            1996          1997          1998          1999          2000
                                         ----------    ----------    ----------    ----------    ----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SUPPLEMENTAL CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net sales..............................  $1,291,541    $1,435,362    $2,202,451    $3,253,025    $5,739,735
Cost of sales..........................   1,116,119     1,243,386     1,924,901     2,910,353     5,235,406
Unusual charges........................       1,254(1)     17,751(2)      8,869(3)     76,155(4)         --
                                         ----------    ----------    ----------    ----------    ----------
  Gross profit.........................     169,576       174,225       268,681       266,517       504,329
Selling, general and administrative....      83,458       103,463       143,597       179,808       240,274
Goodwill and intangible amortization...       3,777         5,979         8,471         9,165        12,783
Acquired in-process research and
  development..........................      29,000(1)         --            --         2,000(5)         --
Merger-related expenses................          --         4,649(2)      7,415(3)         --         3,523(6)
Interest and other expense, net........       6,088        11,250        18,538        38,759        44,907
                                         ----------    ----------    ----------    ----------    ----------
  Income before income taxes and
    extraordinary item.................      51,845        48,884        90,660        36,785       202,842
Provision for (benefit from) income
  taxes................................      22,069        11,907        22,081       (12,015)       21,397
                                         ----------    ----------    ----------    ----------    ----------
  Income before extraordinary item.....      29,776        36,977        68,579        48,800       181,445
Extraordinary loss.....................         708            --            --            --            --
                                         ----------    ----------    ----------    ----------    ----------
  Net income...........................  $   29,068    $   36,977    $   68,579    $   48,800    $  181,445
                                         ==========    ==========    ==========    ==========    ==========
Ratio of earnings to fixed
  charges(7)...........................        5.99          3.98          3.57          1.70          3.91


                                                                  AS OF MARCH 31,
                                         ------------------------------------------------------------------
                                            1996          1997          1998          1999          2000
                                         ----------    ----------    ----------    ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
  DATA:
Working capital........................  $  142,868    $   80,611    $  321,371    $  335,360    $1,149,494
Total assets...........................     756,473       905,629     1,487,886     2,149,700     4,325,985
Total long-term debt, excluding current
  portion..............................     134,058       131,811       435,213       554,829       379,604(8)
Shareholders' equity...................     266,229       320,821       501,671       735,970     2,214,073(8)(9)

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(1) In fiscal 1996, we wrote off $29.0 million of in-process research and development associated with an acquisition and also recorded charges totaling $1.3 million for costs associated with the closing of some operations.

(2) In fiscal 1997, we incurred $4.6 million of merger-related expenses associated with an acquisition and $17.8 million in costs associated with the closing and sale of certain operations.

(3) In fiscal 1998, we incurred plant closing expenses aggregating $8.9 million in connection with the closure of a manufacturing facility. We also incurred $7.4 million of merger-related costs as a result of some acquisitions.

(4) In fiscal 1999, we recorded unusual pre-tax charges of $76.2 million, of which $70.8 million was primarily non-cash and related to the write-down of a semiconductor wafer fabrication facility to net realizable value, losses on sales contracts, incremental amounts of uncollectible accounts receivable, incremental amounts of sales returns and allowances, inventory write-downs and other exit costs.

(5) In fiscal 1999, we wrote off $2.0 million of in-process research and development associated with an acquisition.

(6) In fiscal 2000, we incurred $3.5 million of merger-related costs as a result of acquisitions.

(7) Earnings are defined as income before provisions for income taxes and fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and the portion of the rental expenses representative of the interest expense component.

(8) In fiscal 2000, substantially all of DII's convertible subordinated notes were converted into approximately 7,406,000 ordinary shares and the unconverted portion was redeemed for $100,000.

(9) In fiscal 2000, we completed two offerings of our ordinary shares. In February 2000, we sold a total of 8,600,000 ordinary shares, resulting in net proceeds of approximately $494.1 million. In October 1999, we sold a total of 13,800,000 ordinary shares, resulting in net proceeds of approximately $448.9 million. In September 1999, DII completed an offering of 6,900,000 shares of its common stock, resulting in net proceeds of approximately $215.7 million.